                                                                  EXHIBIT 10(f)

                               FIRST AMENDMENT TO
                           CHANGE IN CONTROL AGREEMENT

     This First Amendment to Change in Control Agreement (the "Amendment") by and between Parkway Properties, Inc., a Maryland corporation (the "Company"), with offices at One Jackson Place, Suite 1000, 188 East Capitol Street, Jackson, Mississippi 39201-2195, and______________________(the "Executive"), an
individual residing at ______________________________, dated as of the ______________day of____________________.


     WHEREAS, the Company and the Executive entered into a Change in Control Agreement (the "Change in Control Agreement"), dated as of __________________; and

     WHEREAS, the Company and the Executive desire to amend the Change in Control Agreement as provided herein.

     NOW, THEREFORE, the parties, for good and valuable consideration and intending to be legally bound, agree as follows:

1. Amendment. Paragraph 7 of the Change in Control Agreement is hereby amended in its entirety to read as follows:

          "7. Cut Back in Benefits. Notwithstanding any other provision of this Agreement, the cash lump sum payment and other benefits otherwise to be provided pursuant to Sections 3 and 4 of this Agreement (the "Severance Benefit") shall be reduced as described below if the Net After-Tax Benefit (as defined below) the Executive would realize would be greater with the reduction than without the reduction. The Net After-Tax Benefit is the sum of the parachute payments (within the meaning of section 280G of the Code) payable to the Executive under this Agreement and all other plans, practices, policies, or programs of the Company, reduced by the federal, state, and local income taxes payable with respect to the parachute payments and any excise tax imposed on the Executive with respect to the parachute payments under section 4999 of the Code. If the Net After-Tax Benefit would be greater with the reduction, then the Severance Benefit shall be reduced, but only to the extent required to avoid the imposition on the Executive of any excise tax under section 4999 of the Code. Tax counsel designated in the manner described below shall make all determinations required for the purposes of this Section 7, including the determination of which payments or benefits are parachute payments, the value of the parachute payments, the amount of Net After-Tax Benefit realizable with and without a reduction, and the amount of the reduction required to avoid the excise tax. All determinations shall be made in accordance with sections 280G and 4999 and other relevant provisions of the Code. Tax counsel shall be designated as follows: the Executive and the Company shall each designate a party to serve as co-tax counsel. The co-tax counsel shall endeavor to agree upon the determinations required for the purposes of this Section 7, but if they have not done so by the end of the tenth business day following the change in control, the accounting firm that was the independent auditor of the Company immediately before the change in control shall designate a third party to serve as successor tax counsel, and all of its determinations shall prevail. The Company shall determine which elements of the Severance Benefit shall be reduced, if necessary to conform to the provisions of this Section. The Company shall be responsible for payment of the fees charged by all parties serving as tax counsel (whether as co-tax counsel or otherwise) and by the accounting firm for services rendered in connection with this Section."

2. Choice of Law. This Amendment will be governed by and construed in accordance with the laws of the State of Mississippi.

3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument.

4. Existing Terms. The existing terms and conditions of the Change in Control Agreement will remain in full force and effect except as such terms and conditions are specifically amended or conflict with the terms of this Amendment.

     IN WITNESS WHEREOF, the Executive has set his hand to this Amendment and, pursuant to the authorization from the Board, the Company has caused this Amendment to be executed as of the day and year first above written.


                                                       PARKWAY PROPERTIES, INC.


                                                       By:
                                                          ---------------------
                                                       Name:
                                                       Title:


                                                       EXECUTIVE